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                                                              Exhibit 99.2(k)(x)

January 24, 2005

Managed High Yield Plus Fund, Inc.
51 West 52nd Street
New York NY 10019


This document will serve as the agreement (the "Agreement") between The Altman Group, Inc. ("The Altman Group") and Managed High Yield Plus Fund Inc. (the "Fund"), pursuant to which The Altman Group will provide the services set forth below in connection with the Fund's rights offering, which is currently scheduled to commence in late January or early February 2005.

1. DESCRIPTION OF SERVICES

       a) The services to be provided by The Altman Group under this Agreement include, but are not limited to:

              i) The contacting of banks, brokers and intermediaries to determine the number of beneficial owners serviced by each and the quantities of offering documents necessary;

              ii) The distribution of the offering documents to banks, brokers, and intermediaries and the forwarding of additional materials as requested;

              iii)  The printing of documents as requested;

              iv) The set up of a dedicated toll-free number to respond to inquiries, provide assistance to shareholders, and monitor the response to the offer;

              v) The enclosing and mailing of the offering documents to interested shareholders; and

              vi) Strategic advice relating to the offering and providing periodic reports regarding the offering as well as intelligence reports concerning the participation of brokers and arbitrageurs in the offering, as requested.

       b) If requested by the Fund, The Altman Group will, for an additional fee

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          (set forth below), proactively contact registered shareholders and/or non- objecting beneficial holders (NOBOs) to help promote a high level of participation in the offer.

2. FEES

       a) The Altman Group agrees to perform the services described above for a base fee of $7,000, plus out-of-pocket expenses. The base fee shall be paid at such time as this Agreement is executed.

       b) The Fund will reimburse The Altman Group for reasonable and documented out-of-pocket expenses, which may include postage, FedEx, Messengers, telephone and other related items approved by the Fund. Any out-of-pocket expenses incurred will be invoiced to the Fund after the completion of the rights offering.

       c) In addition to the base fee, a $4.25 per telephone call fee will be charged for every inbound telephone call received from a shareholder regarding the Fund's rights offering.

       d) The additional fee for contacting NOBOs and registered shareholders, if requested, will include a fee of $3.50 per shareholder contacted ($1.00 per shareholder contacted where an outbound answering machine responds), and out-of pocket expenses related to telephone number lookups at $.35, Data processing, householding, Call Center Training and Quality Control at $.12.

3. CONFIDENTIALITY

       The Altman Group and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. The Altman Group shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P promulgated under Title V of the Gramm-Leach-Bliley Act of 1999) relating to the customers of the Fund and/or its affiliates ("Customer Information") except as may be necessary to carry out the purposes of this Agreement. The Altman Group shall use its best efforts to safeguard and maintain the confidentiality of such Customer Information, and to limit access to and usage of such Customer Information to those employees, officers, agents and representatives of The

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       Altman Group who have a need to know the information or as necessary to provide the services under this Agreement.

4. INDEMNIFICATION

       a) The Altman Group shall be entitled to rely upon any written instructions or directions furnished to it by an appropriate Officer of the Fund (President, Vice President, Secretary, Assistant Secretary, or Treasurer), in conformity with the provisions of this Agreement. The Altman Group shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Officer of the Fund which conforms to the applicable requirements of this Agreement and which The Altman Group reasonably believes to be genuine.

       (b) The Fund will indemnify The Altman Group against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to The Altman Group relating to this Agreement by an appropriate Officer of the Fund, except for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of The Altman Group.

       (c) The Altman Group shall be responsible for and shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to The Altman Group's refusal or failure to comply with the terms of this Agreement, or which arise out of The Altman Group's negligence, bad faith or willful misconduct.

5. TERMINATION

       This agreement shall remain in effect until the conclusion of the Fund rights offering or, prior to that upon 30 days' written notice by either party to the other.

6. GOVERNING LAW

       This Agreement will be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

7. AMENDMENTS

       This Agreement, or any term of this Agreement, may be changed or waived only by written amendment signed by a duly authorized representative of each party to this Agreement.

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8. ASSIGNMENT

       This Agreement shall not be assigned without the prior written consent of each party to the Agreement.

9. COUNTERPARTS

       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10. CAPTIONS

       The captions and descriptive headings in this Agreement are for only the convenience of the parties. They do not in any way define or limit any of the terms of this Agreement.

11. SEVERABILITY

       If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected.

12. SURVIVAL

       The provisions of Sections 3, 4, and 6 shall survive any termination, for any reason, of this Agreement.

If you are in agreement with the above, kindly sign both copies of this Agreement in the space provided for that purpose below and return one copy to us. Additionally, an invoice for the base fee is attached and The Altman Group requires that we receive this fee prior to the mailing of the offering materials.

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/s/  Paul J. Torre
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     Paul J. Torre
     Senior Managing Director

AGREED:

Managed High Yield Plus Fund, Inc.

Keith A. Weller
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Print Authorized Name

/s/  Keith A. Weller
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Authorized Signature

Vice President and Assistant Secretary
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Title

January 27, 2005
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Date